Exhibit 3.1

FORM OF CERTIFICATE OF DESIGNATION OF

BLOCKCHAIN VOTING SERIES A PREFERRED STOCK

OF

OVERSTOCK.COM, INC.

Overstock.com, Inc., a Delaware corporation (the “Corporation”), certifies that pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by Article Four of the Amended and Restated Certificate of Incorporation of the Corporation and pursuant to the provisions of §151 of the General Corporation Law of the State of Delaware, the Board of Directors duly adopted and approved on October 24, 2016 the following resolution, which resolution remains in full force and effect on the date hereof:

WHEREAS, the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”),  authorizes two classes of stock:  common stock, par value $0.0001 per share (the “Common Stock”), and preferred stock, par value $0.0001 per share (the “Preferred Stock”), issuable from time to time in one or more series; and

WHEREAS, pursuant to the Certificate of Incorporation, any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being expressly vested in the Board of Directors by the Certificate of Incorporation), without further stockholder approval, which resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights of each such series of Preferred Stock and the qualifications, limitations or restrictions of such powers, designations, preferences or rights; and

WHEREAS, pursuant to the Certificate of Incorporation, the Board of Directors is also authorized to fix the number of shares of each such series of Preferred Stock;

NOW, THEREFORE, BE IT RESOLVED, that a series of Preferred Stock with the designation, relative rights, limitations and preferences as provided herein is hereby authorized and established as follows:

Section 1.  Designation.  The designation of such series is “Blockchain Voting Series A Preferred Stock” (“Series A Preferred”).

Section 2.  Number of Shares.  The number of shares of Series A Preferred shall be 2,000,000 (Two Million).  Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock undesignated as to series) or decreased (but not below the number of shares of Series A Preferred then outstanding) by the Board of Directors. Shares of Series A Preferred that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and the Corporation shall take all such actions as are necessary to cause such shares to revert to status of authorized but unissued shares of Preferred Stock undesignated as to series.

Section 3.  Definitions.  As used herein with respect to the Series A Preferred:

(a)                                 “Accrued dividends” with respect to any share of the Series A Preferred, means an amount computed at the annual Dividend Rate (as defined below) from the Original Issue Date and including the date to which such dividends have accrued (whether or not such dividends have been declared), less the aggregate amount of all dividends previously paid on such share.

(b)                                 “Junior stock” means the Common Stock and any other class or series of stock of the Corporation hereafter authorized as to which the Series A Preferred has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(c)                                  “Original Issue Date” means December [•], 2016.

(d)                                 “Original Purchase Price” means $[•] per share of Series A Preferred.

(e)                                  “Parity stock” means the Series B Preferred and any other class or series of stock of the Corporation, other than the Common Stock, that ranks on a parity with the Series A Preferred in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(f)                                   “Series B Preferred” means the Voting Series B Preferred Stock designated by the Corporation.

(g)                                 “Trading Day” means a day on which the ATS (as defined in Section 12) is available for trading shares of Series A Preferred.

Section 4.  Dividends.

(a)                                 Rate. Each holder of issued and outstanding Series A Preferred shall be entitled to receive, when, as and if declared by the Board of Directors, for each share of Series A Preferred held by such holder, cumulative dividends payable in cash at the annual rate of 1.0% (the “Dividend Rate”) multiplied by the “Dividend Base” as of the date of calculation, which is the sum of (A) the Original Purchase Price plus (B) all accrued but unpaid dividends on such share of Series A Preferred, in each case as proportionately adjusted for any stock dividends, splits, combinations and similar events (the “Priority Dividends”), but only out of funds that are legally available therefor.

Priority Dividends will accrue and cumulate from the Original Issue Date and shall be payable, if, as and when declared by the Board of Directors annually in arrears on a date selected by the Board of Directors in its sole discretion (each such payment date, a “Priority Dividend Payment Date”), to holders of record on a date determined by the Board of Directors in its sole discretion.  Any payment of a Priority Dividend will first be credited against the earliest accumulated but unpaid Priority Dividend due with respect to such share that remains payable.

The Priority Dividends payable for any dividend period shorter or longer than a full annual dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Priority Dividends will accrue at the Dividend Rate and cumulate and be added to the Dividend Base annually whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of dividends and whether or not Priority Dividends are declared.

(b)                                 Priority of Priority Dividends.  Priority Dividends on the Series A Preferred shall be paid pari passu with dividends on the Series B Preferred. So long as any share of Series A Preferred is outstanding, no dividend may be declared or paid or set aside for payment or other distribution declared or made upon any junior stock of any kind unless, in each case, full cumulative Priority Dividends on all shares of Series A Preferred have been or are contemporaneously paid as provided in Section 4(a). If Priority Dividends are not paid in full or a sum sufficient for such full payment is not so set apart upon the Series A Preferred, all dividends declared upon the Series A Preferred and all dividends declared on any parity stock shall be declared pro rata so that the amount of dividends declared per share of the Series A Preferred and dividends declared per share of such parity stock shall in all cases bear to each other the same ratio that accrued and unpaid Priority Dividends per share on the Series A Preferred and accrued and unpaid dividends per share of such parity stock bear to each other.

(c)                                  Participation Rights in Dividends on Common Stock.  In addition to the dividend rights set forth above regarding the Priority Dividends, the Corporation shall not pay a cash dividend to the holders of the Common Stock unless the Corporation substantially concurrently pays a dividend (a “Participating Dividend”) of the same amount per share of Series A Preferred as is paid per share of Common Stock, payable on the same payment date set for the holders of the Common Stock with respect to such dividend.

Section 5.  Liquidation Rights.

(a)                                 Liquidation.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the outstanding shares of Series A Preferred shall be treated as if such shares were additional outstanding shares of Common Stock for the purpose of determining any rights to any distributions of assets.

(b)                                 Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation, including a merger in which the holders of Series A Preferred receive cash or property for their shares, or the sale of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6.  Redemption.

(a)                                 Optional Redemption. Shares of Series A Preferred may be redeemed, in whole or in part, at the option of the Corporation, by the Corporation by giving notice of such redemption at any time prior to the third anniversary of the Original Issue Date.  If the Corporation gives notice of redemption prior to the third anniversary of the Original Issuance

Date, the Corporation may effect the redemption after the third anniversary of the Original Issuance Date.  Notice of redemption may be given either by mailing notice to the holders of record or by public announcement, by press release or otherwise.  The redemption price for any shares of Series A Preferred to be redeemed (the “Redemption Price”) shall be payable in cash, out of funds legally available therefor, and shall be equal to the highest of the following: (1) the Original Purchase Price plus any accrued but unpaid dividends; (2) 105% of the average trading price of the Common Stock during a five-trading-day period determined by the Corporation in its sole discretion (the “Trading Period”); and (3) 105% of the average trading price of the Series A Preferred during the Trading Period. If fewer than all of the outstanding shares of Series A Preferred are to be redeemed at any time, the Corporation may choose to redeem shares proportionally from all holders, or may choose the shares to be redeemed by lot or by any other equitable method. Shares of Series A Preferred are not subject to optional redemption under this Section 6(a) unless notice of such redemption is given prior to the third anniversary of the Original Issue Date.

(b)                                 Effectiveness of Redemption. From and after the redemption date specified in the notice of redemption, dividends on the Series A Preferred to be redeemed on such redemption date will cease to accrue; such shares will no longer be deemed to be outstanding; and all rights of the holder thereof as a holder of Series A Preferred (except the right to receive from the Corporation the Redemption Price) shall cease and terminate with respect to such shares; provided, that if a share of Series A Preferred is not redeemed on the Redemption Date for any reason (including without limitation, because the Corporation is otherwise unable to lawfully pay the Redemption Price), such share of Series A Preferred will remain outstanding and will be entitled to, without interruption, all of the rights, preferences and powers as provided herein.

Section 7.  Conversion. At the sole option of the Corporation, the Corporation is entitled to convert, at any time, all shares of Series A Preferred held by each holder into an equal number of duly authorized, validly issued, fully paid and nonassessable shares of Series B Preferred. To convert shares of Series A Preferred into shares of Series B Preferred, the Corporation shall give notice to each holder of record of shares of Series A Preferred stating that the Corporation elects to convert such shares of Series A Preferred and shall state therein (1) the number of shares of Series A Preferred to be converted, (2) the number of shares of Series B Preferred to be received by the holder, and (3) the date of such conversion (the “Conversion Date”). On the Conversion Date, the outstanding shares of Series A Preferred shall be converted into shares of Series B Preferred automatically without any further action by the holders of such shares, and the Corporation shall promptly pay all declared but unpaid Priority Dividends on the shares of Series A Preferred being converted that were payable upon such conversion, if any. From and after the Conversion Date, Priority Dividends on the Series A Preferred stock to be converted on the Conversion Date will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holder thereof as a holder of Series A Preferred (except the right to receive from the Corporation the shares of Series B Preferred upon conversion) shall cease and terminate with respect to such shares.   No holder of Series A Preferred shares shall have any right to cause the conversion of any Series A Preferred shares into any other class of capital stock of the Corporation or any other security or any right to require any exchange of any Series A Preferred shares into any other class of capital stock of the Corporation or any other security.

Section 8.  Certain Adjustments. If the Corporation pays a dividend on the Common Stock consisting solely of shares of its Common Stock or if it splits or combines the Common Stock, the Corporation shall use its reasonable efforts to make a corresponding pro rata adjustment to the outstanding shares of Series A Preferred.

Section 9.  Voting Rights.  Except as otherwise provided herein or as required by law, the holders of the Series A Preferred shall vote together with the holders of the shares of the Series B Preferred and the holders of the shares of Common Stock (and not as a separate class) at any annual or special meeting of stockholders of the Corporation, and each holder of Series A Preferred shall have one vote on all matters submitted to a vote of the holders of the Common Stock for each shared owned by such holder on the applicable record date.

Section 10.  Rights in the Event of Merger or Consolidation Involving the Corporation.  If the Corporation is party to any merger or consolidation pursuant to which all or part of the Common Stock shall be changed into or exchanged for stock or other securities of any other person (or the Corporation) or cash or any other property (or a right to receive the foregoing), then, and in each such case, the Corporation shall use all commercially reasonable efforts to make proper provision so that each outstanding share of Series A Preferred shall be treated as if such share were an additional outstanding share of Common Stock for all purposes in connection with any such merger or consolidation.

Section 11.  Uncertificated Book-Entry Digital Securities.   The Series A Preferred shall be issued as book-entry digital securities directly registered in the stockholder’s name on the Corporation’s books and records. The Series A Preferred shall not be represented by certificates but instead shall be uncertificated securities of the Corporation.

Section 12.  Restrictions and Limitations Applicable to the Series A Preferred.

(a)                                 Shares of Series A Preferred may be held only through an online brokerage account established by one or more broker-dealers specifically designated by the Corporation from time to time for such purpose (each herein called a “Designated Broker-Dealer”).  Shares of Series A Preferred may be owned only directly and of record by the beneficial owner of such shares and may not be held of record by any nominee or fiduciary for or on behalf of the beneficial owner except as expressly permitted by Section 12(b) hereof.

(b)                                 No person may purchase or own shares of Series A Preferred unless the person furnishes a Form W-9 to the Corporation or an agent of the Corporation designated by the Corporation, and such person is (i) a United States citizen with a United States address or a United States permanent resident alien who has maintained a residence in the United States for a minimum of one year and possesses a valid U.S. Social Security number, (ii) a corporation, partnership or limited liability company formed under the laws of the United States or any state thereof and that has a physical address in the United States, (iii) a trust, all of the trustees of which would qualify to purchase shares of Series A Preferred on their own behalf under clause 12(b)(i) or 12(b)(ii) hereof, and that has a physical address in the United States, or (iv) to the extent permitted in accordance with the policies and procedures of a Designated Broker-Dealer as described in Section 12(c) hereof from time to time, a custodian for an account for one or more minors.

(c)                                  In order to purchase shares of Series A Preferred, a prospective purchaser must open an online brokerage account established by a Designated Broker-Dealer, and must acquire, hold and own such shares of Series A Preferred in such online brokerage account, in accordance with such policies and procedures as may be adopted by such Designated Broker-Dealer from time to time.

(d)                                 Neither shares of Series A Preferred nor any interest therein can be transferred except through the record holder’s account with a Designated Broker-Dealer utilizing an alternative trading system registered with the Securities and Exchange Commission (“SEC”) and operated by PRO Securities LLC, a broker-dealer registered with the SEC, or any successor thereto, including any successor alternative trading system operated by PRO Securities LLC (the “ATS”).

(e)                                  Neither shares of Series A Preferred nor any interest therein can be transferred by way of pledge or other hypothecation. Neither shares of Series A Preferred nor any interest therein can be used as collateral security for any obligation. Without limiting the foregoing, shares of Series A Preferred cannot be used as margin securities.

(f)                                   Shares of Series A Preferred cannot be sold short.

(g)                                 Notwithstanding the fact that ownership records with regard to the outstanding shares of Series A Preferred may be maintained on a publicly distributed ledger (the “Public Records”), the Corporation shall take all actions reasonably necessary to cause the Corporation’s transfer agent (the “Transfer Agent”) to maintain records of the ownership of shares of Series A Preferred.  The Corporation shall take all actions reasonably necessary to cause the ownership records maintained by the Transfer Agent to be reconciled with the Public Records at least once each Trading Day.

(h)                                 The Corporation shall instruct the Transfer Agent to instruct any holder of shares of Series A Preferred who contacts the Transfer Agent with any inquiries, requests, instructions or other communications with respect to the holder’s shares of Series A Preferred to contact the holder’s Designated Broker-Dealer.

Section 13.  Other Rights.  The shares of Series A Preferred shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein.

IN WITNESS WHEREOF, Overstock.com, Inc. has caused this certificate to be signed by a duly authorized officer this        day of             , 2016.

OVERSTOCK.COM, INC.

By
Name:
Title:

[Signature Page to Certificate of Designation of Series A Preferred Stock]